Exhibit 10.3
TERMINATION AND RELEASE AGREEMENT
This Termination and Release Agreement, dated as of September 3, 2024 (the "Termination and Release Agreement"), by and between T STAMP INC., a Delaware corporation, with principal executive offices located at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia 30305 (“Trust Stamp”), and HCM MANAGEMENT FOUNDATION, a foundation domiciled and registered in the Republic of Panama (“HCM”), and together with Trust Stamp, and Generating Alpha Ltd., a company domiciled and incorporated in Saint Kitts and Nevis the "Parties", and each, a "Party").
WHEREAS, the Parties have entered into a Securities Purchase Agreement, dated April 1, 2024 the "Agreement");
WHEREAS, pursuant to the Agreement, among other transactions contemplated therein, Trust Stamp issued to HCM a pre-funded warrants to purchase 1,500,010 shares of Class A Common Stock of the Company (the “Warrant A”), a stock purchase warrant for the purchase of 2,000,000 shares of Trust Stamp’s Common Stock, par value $0.01 per share (“Warrant B”), and a stock purchase warrant for the purchase of 1,600,000 shares of Trust Stamp’s Common Stock (“Warrant C”), (Warrant B and Warrant C shall collectively be referred to herein as the “Warrants”);
WHEREAS, in connection with the Agreement, the registered transfer agent for Trust Stamp, Colonial Stock Transfer (the “Transfer Agent”), was provided with certain instructions to reserve the greater of: (a) 25,500,050 shares of Common Stock of Trust Stamp or (b) the sum of the number of Conversion Shares (defined as the number of shares of issuable upon the full conversion of the Warrants collectively multiplied by five (5) (the “Transfer Agent Instructions”). Hereafter, the Agreement, Warrants, and Transfer Agent Instructions shall collectively be referred to as the “Transaction Documents”;
WHEREAS, the Parties desire to terminate their relationship and release each Party from its respective obligations under the Transaction Documents, such that each of the Transaction Documents have no further force or effect.
NOW, THEREFORE, in consideration of the premises set out above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms used and not defined in this Termination and Release Agreement have the respective meanings assigned to them in the Transaction Documents.
2.Termination of the Transaction Documents. The fully signed Termination and Release Agreement will held in escrow by Maxim Group, LLC’s attorneys and only released to the Parties upon $1,650,000 in the disbursement flow from Maxim's attorneys having been received by Generating Alpha Ltd. pursuant to their written confirmation. Subject to the terms and conditions of this Termination Agreement, each of the Transaction Documents, including the rights and obligations set forth therein, are hereby terminated as of the date first written above (the "Termination Date"). From and after the Termination Date, the Transaction Documents will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate If Generating Alpha Ltd. fails to receive the $1,650,000 from the closing of the September 3, 2024 financing, then the Transaction Documents will be deemed reinstated and in full force and effect.
3.Termination Payment.

As material consideration for the covenants, agreements, and undertakings of the Parties under this Termination and Release Agreement:
(a)Promptly following the full execution of this Termination and Release Agreement, Trust Stamp shall pay Generating Alpha Ltd., an amount equal to one million, six hundred and fifty thousand dollars ($1,650,000) (the "Termination Payment"). The fully signed Termination and Release Agreement will held in escrow by Maxim Group, LLC’s attorneys and only released to the Parties upon closing of the funding transaction and with the $1,650,000 in the disbursement flow from Maxim's attorneys having been received by Generating Alpha Ltd pursuant to their written confirmation.
4.Mutual Release.
(a)In consideration of the covenants, agreements, and undertakings of the Parties under this Termination and Release Agreement, effective upon the receipt of payment by Generating Alpha Ltd. of the Termination Payment, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, "Releasors") hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns predecessors, agents, subrogees, insurers, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Parties (collectively, "Releasees") of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, including all federal, state, local, foreign and any other jurisdiction’s statutory or common law claims (including claims for contribution and indemnification), complaints, defenses, debts, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, (collectively, "Claims"), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination and Release Agreement arising out of or relating to the Transaction Documents, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Termination and Release Agreement.
(b)Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 4, and which, if known at the time of signing this Termination and Release Agreement, may have materially affected this Termination and Release Agreement and such Party's decision to enter into it and grant the release contained in this Section 4. Nevertheless, the Releasors intend to fully, finally, and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 4, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The

Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.
5.Representations and Warranties. Each Party hereby represents and warrants to the other Party that:
(a)It has the full right, corporate power, and authority to enter into this Termination and Release Agreement, to grant the release contained herein and to perform its obligations hereunder.
(b)The execution of this Termination and Release Agreement by the individual whose signature is set out at the end of this Termination and Release Agreement on behalf of such Party, and the delivery of this Termination and Release Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.
(c)This Termination and Release Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.
(d)It (i) knows of no Claims against the other Party relating to or arising out of the Transaction Documents that are not covered by the release contained in Section 4 and (ii) has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.
(e)HCM expressly waives any rights to sovereign immunity that it may claim under the laws of the Republic of Panama or otherwise.
6.Confidentiality. Each Party acknowledges the confidential nature of the terms and conditions of this Termination and Release Agreement (the "Confidential Information") and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party's employees, advisors, and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Termination and Release Agreement, or (b) what may be required to be disclosed by Trust Stamp pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended.
7.Miscellaneous.
Any notices, requests, consents, claims, demands, waivers, summons, or other legal process, or similar types of communications hereunder (each, a "Notice") must be in writing and addressed to the relevant Party at the e-mail address set out on the first page of this Termination and Release Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 7(a)). All Notices must be delivered by electronic mail. A Notice is effective only (i) on receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 7(a)
(a)HCM Management Foundation is a Panamanian Foundation, registered in the Republic of Panama. This Agreement shall be deemed executed, delivered and performed in the Republic of Panama (“Panama”). This Agreement shall be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed solely and exclusively by the internal laws of Panama, without giving effect to any choice of law or conflict of law provision or rule (whether of Panama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Panama. The Company irrevocably and exclusively consents to and expressly agrees that binding arbitration in Panama conducted by a law firm chosen by HCM and agreed to by the Company, to be their sole and exclusive remedy for any dispute arising out of or relating to the Agreement, or any other agreement between the parties, the Company’s transfer agent or the relationship of the parties or their affiliates. If the arbitrator is not available, a different arbitrator or law firm in Panama shall be chosen by HCM and agreed upon by the Company. Company covenants and agrees to provide written notice to HCM via email prior to bringing any action or arbitration against the Borrower’s transfer agent or any action against any person or entity that is not a party to this Agreement that is related in any way to this Agreement or any of the Exhibits under this Agreement or any transaction contemplated herein or therein, and further agrees to timely notify HCM to any such action. Company acknowledges that the governing law and venue provisions set forth in this Agreement are material terms to induce HCM to enter into this Agreement and that but for Company’s agreements set forth in this section, HCM would not have entered into this Agreement. In the event that HCM needs to take action to protect their rights under the Agreement, HCM may commence action in any jurisdiction needed with the understanding that the Agreement shall still be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed solely and exclusively by the internal laws of Panama, without giving effect to any choice of law or conflict of law provision or rule (whether of Panama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Panama. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other related transaction document by email.
(b)This Termination and Release Agreement, and each of the terms and provisions hereof, may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.
(c)Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Termination and Release Agreement without the prior written consent of the other Party, provided, however, that either Party may assign this Termination and Release Agreement to a successor-in-interest by consolidation, merger, or operation of law or to a purchaser of all or substantially all of the Party's assets. No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Termination and Release Agreement will inure to the benefit of and be binding on each of the Parties and each of their respective permitted successors and permitted assigns.
(d)This Termination and Release Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Termination and Release Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination and Release Agreement.

(e)For purposes of this Termination and Release Agreement, (i) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (ii) the word "or" is not exclusive; (iii) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Release Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Termination and Release Agreement (“Agreement”) without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.
(f)The headings in this Termination and Release Agreement are for reference only and do not affect the interpretation of this Termination and Release Agreement.
(g)If any term or provision of this Termination and Release Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Termination and Release Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Termination and Release Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(h)This Termination and Release Agreement is the sole and entire agreement of the Parties regarding the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.
(i)Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Termination and Release Agreement (including the fees and expenses of its advisors, accountants, and legal counsel).
(j)Except as expressly set out in the second sentence of this Section 7(k), this Termination and Release Agreement benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Termination and Release Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Termination and Release Agreement.

IN WITNESS WHEREOF, the Parties have executed this Termination and Release Agreement [on/as of] the date first written above.

T STAMP INC.
By_____________________ Name: Gareth Genner Title: Chief Executive Officer
HCM MANAGEMENT FOUNDATION
By_____________________ Name: Esther Torres Title: Manager